Exhibit 3.1

THE MAJESTIC STAR CASINO, LLC

Fourth Amended And Restated Operating Agreement

THIS FOURTH AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") is executed as of the 9th day of July, 2004, by BARDEN DEVELOPMENT, INC., an Indiana corporation having an address at One Buffington Harbor Drive, Gary, Indiana 46406 ("Barden") and ANY PERSONS HEREAFTER EXECUTING THIS AGREEMENT PURSUANT TO SECTION 12.2 OR 13.1 HEREOF and having the names and addresses recited in Exhibit A hereto.

WHEREAS, pursuant to the filing on December 8, 1993 of Articles of Organization with the Indiana Secretary of State (the "Secretary"), President Riverboat Casino-Gary, Inc., a Delaware corporation ("PRC"), Barden (under its former name "Barden Enterprises, Inc."), and Gary Riverboat Gaming, LLC (the "Investor LLC") formed a limited liability company, pursuant to the Indiana Business Flexibility Act of 1993 (the "Act").

WHEREAS, the limited liability company so formed (the "Company") was at such time (a) known as Barden PRC-Gary, LLC, (b) constituted as a manager-managed limited liability company for purposes of Section 23-18-4-1(b) of the Act, and (c) governed by an Operating Agreement dated December 8, 1993.

WHEREAS, on June 30, 1995, the Investor LLC, Barden and the Company were petitioned by IRC to permit the withdrawal of PRC from the Company, both as a member and as manager, upon specified terms.

WHEREAS, such consent was granted, and, in contemplation of PRC's withdrawal from the Company, Barden and the Investor LLC, constituting the sole members of the Company, executed, for filing with the Secretary, an amended and restated version of the Company's articles of organization, to, inter alia, (a) change the name of the Company to Barden-Davis Casino, LLC, (b) remove any references to PRC, and (c) convert the Company to a member-managed limited liability company for purposes of Section 23-18-4-1(b) of the Act.

WHEREAS, Davis Gaming Company, a Delaware corporation ("Davis"), requested the opportunity to invest in the Company, as a member and as a creditor, on those terms negotiated by Davis, Barden, the Investor LLC and the Company.

WHEREAS, pursuant to the granting of Davis' request, and in contemplation of the continuing and anticipated operations of the Company, Barden, Davis and the Investor LLC amended and restated the operating agreement of the Company as of July 31, 1995.

WHEREAS, the Company has retired all of Davis' interest in the Company (whether as member or creditor), pursuant to an amendment, dated September 30, 1995, to the aforementioned restated operating agreement of July 31, 1995.

WHEREAS, by execution of a restated operating agreement on October 1, 1995, Barden and the Investor LLC further amended the operating agreement of July 31, 1995.

WHEREAS, on January 31, 1996, Barden and the Investor LLC filed an amendment and restatement of the Company's articles of organization to, inter alia, change the name of the Company to "The Majestic Star Casino, LLC."

WHEREAS, on March 29, 1996, Barden and the Investor LLC filed a further amendment and restatement of the Company's articles of organization to, inter alia, thereafter constitute the Company as a manager-managed limited liability company.

WHEREAS, Barden, the Investor LLC and any Participants amended and restated the restated operating agreement as of March 29, 1996.

WHEREAS, Barden and the Investor LLC amended the operating agreement of the Company as of June 18, 1999.

WHEREAS, Barden and the Investor LLC amended the operating agreement of the Company as of May 17, 2001, to indicate that the Investor LLC was no longer a Member.

WHEREAS, by execution of this Fourth Amended and Restated Operating Agreement, Barden and any Participants wish to amend and restate the amended operating agreement of May 17, 2001, such that from and after the date hereof; and unless and until further amended, this Agreement, alone and in its entirety shall serve as the operating agreement of the Company for purposes of Section 23-18-1-16 of the Act.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

Definitions

1.1 Specific Terms.  As used in this Agreement, the following terms shall have the following meanings:

"Act" has the meaning ascribed to it in the recitals hereto.

"Agreement" means this Fourth Amended And Restated Operating Agreement and any amendments adopted in accordance with this Agreement and the Act.

"Articles" means the Articles of Organization of the Company filed with the Secretary, as amended and in effect from time to time.

"Authorizations" means the License and any other licenses, permits, approvals and consents necessary or required for the Company to operate the Gary Facility.

"Affiliate" means any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a Member.

"Barden" means Barden Development, Inc., and/or, upon any action taken pursuant to Section 12.2, any successor-in-interest to it.

"BMI" means Barden Management Inc., an Indiana corporation, and/or, upon any action taken pursuant to Section 12.2, any successor-in-interest to it.

"Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except (a) the initial Book Value of any asset contributed to the Company shall be its gross fair market value at the time of contribution, (b) if the Company so elects, the Book Value of all Company assets shall be adjusted to equal their gross fair market values at the times required by Code Section 704(b), and (c) if the Book Value of an asset has been determined pursuant to clause (a) or (b), such Book Value shall thereafter be adjusted in the same manner as would the asset's adjusted basis for tax purposes except that depreciation deductions shall be computed as specifically provided.

"Certificate of Suitability" means the Certificate of Suitability issued to the Company on December 27, 1994 by the Commission, as may be extended from time to time.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

"Commission" means the Indiana Gaming Commission, organized pursuant to the Indiana Riverboat Gambling Act, as constituted from time to time or any successor thereto.

"Company" has the meaning ascribed to it in the recitals hereto.

"Consensus" means each and every incumbent Member, acting in accordance with Article VI.

"Contributions" means the amount of cash or the fair market value of other property contributed to the Company or required to be contributed to the Company.

"Debt Memorandum" means the Offering Memorandum, dated on or about May of 1996, relating to the Debt Offering, and including any supplement thereto as may be approved by the Manager.

"Debt Offering" means the issuance by the Company of Initial Notes having a stated principal amount of $105,000,000, more or less, pursuant to which the subscribing eligible offeree (or offerees) shall lend funds to the Company.

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"Depreciation" means for each Fiscal Year of the Company or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be air amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

"Development Entity" means Buffington Harbor Riverboats, LLC, a Delaware limited liability company that owns certain real estate and related assets in the vicinity of the Gary Facility.

"Distribution" means the amount of cash, and the fair market value of property, distributed to a Member by the Company, to the extent such distribution is not (a) compensation for services, (b) payment for purchased or leased property, or (c) repayment of (or interest on) sums expressly designated as loans.

"Equity Memorandum" means a Subscription Agreement and Offering Memorandum, each pertaining to the Equity Offering, as may hereafter be structured in accordance with Section 13.1, including supplements thereto, all as may be approved by the manager.

"Equity Offering" means any future issuance, by the Company, of equity interest in the Company, pursuant to which subscribing eligible offerees shall become Members.

"Exchange" means the transaction in which the Company shall (a) permit the holder or holders of the Initial Notes to exchange, on a dollar-for-dollar basis, outstanding initial.  Notes for Registered Votes, and (b) retire the Initial Notes returned to the Company upon such exchange.

"Fiscal Year" means the calendar year.

"Gary Facility" means the riverboat and/or dockside gaming facility in Gary, Indiana for which the Company has received a Certificate of Suitability from the Commission and all businesses and other activities reasonably related or ancillary thereto owned or operated by the Company.

"Initial Notes" means the secured promissory notes to be issued by the Company pursuant to a private placement consistent with the Debt Memorandum, bearing set and contingent interest, and having such other attributes as are consistent with Section 4.4.

"Interim Funds" means those sums, if any, paid over to the Company by Barden that, pursuant Section 4.3, qualify, and are designated by Barden, as loans.

"Investor LLC" means Gary Riverboat Gaming, LTLC, and/or, upon any action taken pursuant to Section 12.2, any successor-in-interest to it.

"License" means a license granted by the commission to operate a riverboat or any other casino gaming facility within the State of Indiana.

"Majority Interest" means any group of Members that includes all, but not fewer than all, of the following subsets:

(a) those Members holding Percentages aggregating over 50%, and

(b) those Members holding over 50% of all Company capital (as determined by reference to the Members' respective then-current capital accounts).

"Manager" means Barden (or any successor to it pursuant to Section 5.1) serving as manager of the Company in accordance with Section 23-18-4-1(b) of the Act.

"Members" means Barden and, in the event of appropriate action taken to grant a person membership in the Company pursuant to Section 12.2 or Section 13.1, any successor-in-interest to Barden.

"Notes" means the Initial Notes and/or Registered Notes.

"Participants" means any persons hereafter admitted to the Company as members thereof, pursuant to their making of a Contribution in accordance with Subsection 4.1(b) or Section 13.1, and, upon any action taken to grant a person membership in the Company pursuant to Section 11.2, any successor-in-interest to any or all of them.

"Percentage" means the percentage, as reflected on Schedule A hereto, in which a member shares Profits, Losses and Distributions, as determined from time to time consistent with Section 4.6, Section 12.2 and/or Article XIII.

"Profits and Losses" means taxable profits or losses of the Company for each Fiscal Year (or other period) determined in accordance with Code Section 703 (provided that (a) any tax-exempt income shall be added to such taxable income or loss, (b) any code Section 705(a)(2)(B) expenditures shall be subtracted from such taxable income or loss, (c) if the Book Value of any asset is adjusted consistent with Code Section 704(b), such adjustment shall constitute gain or loss from the disposition of such asset, (d) any gain or loss from any disposition of Company property shall be computed by reference to the Hook Value of such property rather than its adjusted tax basis, (e) in lieu of depreciation or amortization, Depreciation shall be taken into account, and (f) any items that are specially allocated pursuant to Section 7.12 shall not be taken into account in computing Profits or Losses).

"Property" means the real and personal property, whether or not tangible, owned from time to time by the company.

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"Registered Notes" means promissory notes that are to be (a) issued by the Company after issuance of the Initial Notes, (b) substantially identical to the then-outstanding Initial Notes in terms and amount, and (c) distributed in an offering registered under (i) the Securities Act of 1933, and (ii) the securities laws of selected political subdivisions of the United States.

"Regulation" means the treasury regulations promulgated under the Code.

"Regulatory Authority" means the Commission and any other government, quasi-governmental or other regulatory authority with jurisdiction, control or authority over the granting and policing of any one or more of the Authorizations.

"Reserves" means the amount, if any, set aside from time to time in the discretion of the Manager to provide for the Company's actual or potential business and capital needs.

"Residual Proceeds" means the net proceeds resulting from (a) the sale, exchange or other event resulting in the voluntary or involuntary disposition of all or substantially all of the Property, (b) the refinancing of any mortgage loan, and/or (c) the release of cash (pursuant to the discretionary decision of the Manager) from any previously established contingency allowance that was originally funded with Residual Proceeds.

"Revenues" means annual net revenues (as opposed to net income) of the Company, as determined in accordance with generally accepted accounting principles and consistent with the Company's accounting methods as selected by the Company's outside accountants.

"Secretary" has the meaning ascribed to it in the recitals hereto.

"Trustee" means the then-incumbent trustee acting as the designated fiduciary for the holders of the Notes.

1.2 General Provisions.

(a) Certain technical terms used in Section 8.12 shall have the respective meanings ascribed to them in Section 8.13.

(b) Accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not fully, defined, shall have the respective meanings given to them under generally accepted accounting principles.

(c) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable.  Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

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ARTICLE II.

Organization of Company

2.1 Continuation.  The parties hereto hereby agree and acknowledge that, from and after March 29, 1996, the Company shall be constituted as a manager-managed limited liability company in accordance with the Act and shall be governed by this Agreement.

2.2 Name/Office.  The name of the Company shall hereafter be The Majestic Star Casino, LLC, and Barden is authorized to file an amendment to the Articles to reflect the same.  The Company's principal offices shall be located at One Buffington Harbor Drive, Gary, Indiana 46406, or such other place in Indiana as the Members may determine from time to time.

2.3 Registered Office/Agent.  The Company's registered office shall be located at One North Capitol Avenue, Indianapolis, Indiana 46204, and the registered agent for the Company at such office shall be CT Corporation System.  The registered office and registered agent may be changed from time to time in accordance with the Act.  If the registered agent shall ever resign, the Manager shall promptly appoint a successor.

2.4 Personnel.  Consistent with Article VI, the general direction and supervision of the Company shall be reserved to the Board of Directors; provided, however, that the day-to-day operations of the Company shall be reserved to the Manager, subject to the supervision of the Board of Directors, as determined and announced by the Manager's chairman, president and/or ranking vice president, acting on behalf of the Manager.  Managerial personnel selected by the Manager may, along with other Company employees, be employed directly by the Company, provided that no such personnel shall have independent authority (beyond such operating authority, consistent with such employee's role, as is appropriate to implement the directives of the Manager).  Subject to the foregoing limitation, the Manager may designate one or more persons as officers of the Company, and may assign specific titles to such persons, with each person holding such title at the pleasure of the Manager.

ARTICLE III.

Purpose

3.1 Scope of Authority.  The Company is organized to establish, develop and operate the Gary Facility in accordance with the terms of the Certificate of Suitability obtained, and the License to be obtained, for that purpose (and all applicable Authorizations), and including participation as a member of the Development Entity, in respect of the land, developments and operations contiguous to the Gary Facility, and such other businesses and activities as may be determined by the Majority Interest.

3.2 Scope of Enterprise.  The Company shall engage in only the activities contemplated by Section 3.1, and no Member need afford the Company or any Member the opportunity to acquire or invest in any investment or asset that such Member may learn of or

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3.3 may wish to acquire in his own name, whether or not such transaction or prospect would otherwise be an opportunity of or (subject to Section 3.3) competitive with the Company.

3.4 Restricted Activities.  Any of the Members may engage in other business ventures of every nature and description, independently or with others, and the engagement in such activities shall not be deemed to be wrongful or improper as long as such activities are in compliance with Indiana gaming laws and would not adversely affect the Company's ability to be issued or to hold a License; provided, however, that, until such time as the Company is formally and finally denied a License to operate the Gary Facility,

(a) no Member nor any Affiliate of a Member shall, directly or indirectly, apply for or take any action in connection with the preparation of an application for a License to operate in Gary, other than the Company's application for the Gary Facility, nor shall any of them acquire or hold any ownership interest in any applicant for a License to operate in Gary,

(b) no member nor any of its Affiliates shall, directly or indirectly, apply far or take any action in connection with the preparation of an application for a License to operate at any location within any Indiana county that borders on Lake Michigan, nor shall any of them acquire or hold any ownership interest in any applicant for a License to operate at any such location, and

(c) no Member nor any of its Affiliates shall, directly or indirectly, manage, or hold any material interest in, any casino or other gaming operation operating at any location within any Indiana county that borders on Lake Michigan, nor shall any of them acquire or hold any ownership interest in any applicant for a License to operate at any such location.

ARTICLE IV.

Capital and Debt

4.1 General.

(a) As more specifically recited below, (1) by March 31, 1996, Barden shall have made a net Contribution of $19,545,365 (including sums paid by Barden for the account of the Company), (ii) by March 31, 1996, the Investor LLC shall have made a net Contribution of $3,449,162, (iii) Barden may lend such Interim Funds as are permitted by Section 4.3, (iv) third parties may lend any such sums as may be raised pursuant to the Debt Offering, (v) third parties and/or Members may make such further Contributions as may be raised pursuant to any Equity offering or other permitted means, and (vi) third parties and/or Members may make further loans pursuant to Section 4.5.  Accordingly,

(i) the Manager shall solicit any interim Funds as Barden may agree to make,

(ii) the Manager shall solicit the Contributions to be made by the Participants in the event the manager elects to conduct an Equity Offering, and, in connection therewith, the Manager shall distribute an Equity Memorandum to each prospective Participant, and, in such event, shall conduct the Equity offering on such terms, consistent with Section 12.1, as the Manager may approve,

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(iii) the manager shall conduct the Debt offering on behalf of the Company, and, in connection therewith, the Manager and its agents shall distribute the Debt Memorandum to each prospective lender, and shall conduct the Debt Offering on such terms, consistent with Section 4.4, as the Manager may approve, and

(iv) the Manager shall borrow such further sums as may be needed consistent with Section 4.5.

(b) Unless approved by the Manager and Consensus from time to time, no Member shall have any obligation to make additional Contributions, provided that (i) any Member admitted to the Company pursuant, to Section 13.1 shall make the Contribution specified pursuant to Subsection 13.1(b), and (ii) Members shall repay any excess amounts received by them pursuant to Subsection 8.3(c).

(c) No Member shall be required to restore any deficit in his capital account, and, until termination of the Company, no Member shall withdraw any of his capital account.

4.2 Contributions.

(a) Barden and the investor LLC have made the Contributions respectively referenced in Paragraphs 4.1(a)(i) and 4.1(a)(ii).

(b) In the event the manager at any time elects to conduct an Equity Offering, the Company shall, with the consent of the Majority Interest, issue such number of interest in the Company to, and raise such Contributions from, the Participants as shall be determined consistent with Sections 13.1 and 6.3.

4.3 Interim Funding.  Barden shall be entitled, but shall not be obligated, to lend up to $30,000,000 to the Company on any such terms as Barden shall accept.  Neither the terms of any interim Funding, nor the lending itself of any Interim Funds, shall be subject to approval or challenge by the Company or any of the Members, unless any such Interim Funding shall (a) call for the accrual of interest at a rate exceeding 12% per annum, (b) call for the accrual of interest pending any default at a rate exceeding 15% per annum, (e) specify a term of less than 30 days, or (d) run afoul of any unwaived provision of the Notes.

4.4 Notes.  The Manager is authorized to conduct, on behalf of the company, (1) the issuance of the Initial Notes, (ii) the issuance of the Registered Notes (after the issuance of the initial Notes), and (iii) the Exchange (after, or upon, the issuance of the Registered Notes).  Subject to any other specific restrictions recited in this Agreement and applicable to the Notes, the Manager shall have discretion to structure and/or approve (A) the Notes themselves, (B) the Debt Offering, (C) the pledging of Company assets and credit, (D) the subordinating of Distributions, (E) the third-party indentures and other obligations ancillary to the issuance of the Notes, (F) the Exchange, and (G) all other matters attendant to the Notes and/or exchange. Notwithstanding, the foregoing, however, the principal amount of the Notes shall not exceed $110,000,000.

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4.5 Other Loans.

(a) Subject to all applicable restrictions imposed by the Notes, and subject to the right of Barden to be repaid any outstanding Interim Funds, the Company may borrow such sums, from such sources and on such terms, as the Manager may deem appropriate for the Company's operations, for the meeting of its obligations and/or the preservation of its assets.

(b) Any further funds required by the Company and requested by the manager may, if the Manager in its discretion decides not to pursue third-party financing or make an Interim Funding, be lent by the Manager and/or any one or more Members on such terms as may be established by the Manager from time to time, which in any event shall be subject to all applicable restrictions imposed by the Notes, and subject to the right of Barden to be repaid any outstanding Interim Funds.  In the case of any loan to the Company from the Manager or its Affiliate (other than a loan of Interim Funds), the Manager shall give not less than ten days notice to each Member setting forth the terms on which the Company is prepared to borrow from one or more particular Members or Affiliates, and each other Member electing to lend to the Company on the same terms shall be permitted to do so.  Each Electing Member (or his designated Affiliate) shall be entitled to lend no more than (i) the total amount to be lent by all Members, times (ii) the electing Member's Percentage.  Neither the Manager nor any Member shall be obligated to lend to the Company.

4.6 New Members.

(a) Upon the conclusion of any Equity Offering, and assuming the receipt of funds and acceptable subscriptions from one or more Participants, the manager shall admit the Participants to the Company as Members in accordance with Section 4.2(b).

(b) In the event the Manager from time to time (and in its discretion) determines that additional funding is required by the Company, and that all or any portion of that funding is not to be solicited as a loan, additional Contributions may be solicited subject to, and consistent with, Section 12.1.

ARTICLE V.

Board of Directors

5.1 Powers and Duties.  The business and affairs of the Company are managed under the supervision of the Board of Directors.

5.2 Number and Terms of Office; Qualifications.  The Company shall have no fewer than 1 Director.  The total number of Directors shall be as set by the Members from time to time.  Directors are elected at each annual Member meeting and serve for a term expiring at the following annual Member meeting and/or until their successor(s) are duly elected and qualified.  A Director who has been removed pursuant to Section 5.3 of this Article V ceases to serve immediately upon removal; otherwise, a Director whose term has expired continues to serve until

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a successor is elected and qualified or until there is a decrease in the number of Directors.  A person need not be a shareholder or an Indiana resident to qualify to be a Director.

5.3 Removal.  Any Director may be removed with or without cause by action of a Majority in Interest of the Members.

5.4 Vacancies.  If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors or the resignation of a Director, the Members may fill the vacancy.  Any Director elected to fill a vacancy holds office until the next annual meeting of the Members and/or until a successor is duly elected and qualified.

5.5 Annual Meetings.  Unless otherwise agreed by the Board of Directors, the annual meeting of the Board of Directors shall be held at such time and place as the Board of Directors shall determine, for the purpose of electing officers and considering any other business which may be brought before the meeting.

5.6 Regular and Special Meetings.  Regular meetings of the Board of Directors may be held at such time and place as the Board of Directors shall determine.  Notice is not necessary for any regular meeting.  Special meetings of the Board of Directors may be held upon the call of a Majority in Interest of the Members or of a Majority in Interest of the Directors and upon 24 hours written or oral notice specifying the date, time, and place of the meeting.  Notice of a special meeting may be waived in writing before or after the time of the meeting.  The waiver must be signed by each Director entitled to the notice and filed with the minutes of the meeting.  Attendance at or participation in a meeting waives any required notice of the meeting, unless at the beginning of the meeting (or promptly upon the Director's arrival) the Director objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

5.7 Quorum.  A quorum for the transaction of business at any meeting of the Board of Directors consists of a majority of the number of Directors specified in Section 5.2 of this Article V.  If a quorum is present when a vote is taken, action on a matter is approved if the action receives the affirmative vote of a majority of the Directors present.

5.8 Action by Consent.  Any action required or permitted to be taken at an annual, regular or special meeting of the Board of Directors may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the Directors having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members were present and voted. Each consent shall bear the date and signature of each Director signing the consent.  Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Directors who have not consented in writing to such action.

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5.9 Committees.  The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them.  Each committee may have one or more members, who serve at the pleasure of the Board of Directors.  All rules applicable to action by the Board of Directors apply to committees and their members.  The Board of Directors may specify the authority that a committee may exercise; however, a committee may not (a) authorize distributions, (b) approve or propose to Members action that must be approved by Members, (c) fill vacancies on the Board of Directors or on any of its committees, (d) amend the Articles of Organization, (e) adopt, amend, or repeal this Agreement, (f) approve a plan of merger not requiring Member approval, or (g) authorize or approve the issuance or sale or a contract for the sale of Membership interests, or determine the designation and relative rights, preferences, and limitations of a class or series of membership interests, except the Board of Directors may authorize a committee to so act within limits prescribed by the Board of Directors.

5.10 Presence.  The Board of Directors may permit any or all Directors to participate in any annual, regular, or special meeting by any means of communication by which all Directors participating may simultaneously hear each other during the meeting.  A Director so participating is deemed to be present in person at the meeting.

5.11 Compensation.  Each Director shall receive such compensation for service as a Director as may be fixed by the Members.

ARTICLE VI.

Manager Rights and Obligations

6.1 Manager Management.

(a) The day-to-day operations of the Company shall be managed by the Manager, subject to the general supervision of the Board of Directors, and, except as may be specifically provided for in this Agreement, shall not be governed by its Members.  In addition, the Manager shall have apparent authority to the extent recited in Subsection 6.2(f).  The Company shall at no time have more than one Manager.

(b) The Manager shall be Barden, until Barden's (1) voluntary resignation as Manager, (ii) dissolution or bankruptcy, or (iii) removal pursuant to Subsection 6.1(c).  If Barden's tenure expires pursuant to the foregoing sentence, the new Manager shall be BMI, until BMI's (A) voluntary resignation as Manager, (B) dissolution or bankruptcy, or (C) removal pursuant to Subsection 6.1(c).  If BMI refuses to so serve or if BMI's tenure expires pursuant to the foregoing sentence, a new Manager shall be appointed by those Members holding a majority in interest of Percentages and majority in interest of Company capital, pursuant to Section 6.3.

(c) Those Members holding three-fourths of those Percentages that are not held by Affiliates of the Manager may remove a Manager if, and only if, such Manager (i) shall have embezzled money or other assets from the Company, or (ii) after written warning, materially breached this Agreement and failed to cure such breach within 60 days thereafter.

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6.2 Manager Powers.

(a) The Manager shall manage, and, subject to Article V and Section 6.3, shall have complete control over the conduct of, the affairs of the Company.  Subject to the other provisions of this Article VI, the Manager shall have the authority, on behalf of the Company, to do all things appropriate to the accomplishment of the purposes of the Company, including (but not limited to):

(i) developing, operating, expanding, enhancing, retracting, leasing, holding, selling and/or promoting all or any portion of the Gary Facilities,

(ii) those actions generally described in Article IV,

(iii) employing contractors, subcontractors, attorneys, accountants or other agents, including Affiliates, and defining their duties and establishing their compensation,

(iv) investing and reinvesting Company funds,

(v) negotiating and executing the operating agreement of the Development Entity and any amendments thereto, voting the Company's interest as a member of the Development Entity, committing Company funds, credit and resources to the Development Entity (and/or the projects of the development entity), delineating the Company's rights to the Development Entity's land and facilities, and negotiating and contracting with the Development Entity,

(vi) otherwise entering into -- and committing Company funds, credit and resources to -- ventures with one or more neighboring enterprises in respect of the development, purchase, operation and/or allocation of common areas and facilities,

(vii) causing the Company to make all payments, and to provide all consideration, consistent with this Article VI,

(viii) executing contracts, notes and other writings, including those with respect to which an Affiliate is a counterparty, and

(ix) appointing any person as agent for service of process on the Company,

(b) In furtherance and not in limitation of the foregoing, the Manager is authorized to execute, on behalf of the Company, all documents required in connection with (i) the further or full acquisition of the Gary Facility, and (ii) the interest, rights and liabilities of the Company in respect of the common areas appurtenant to the Gary Facilities and/or to be shared with (or with the patrons of) any and all neighboring facilities.

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(c) Each Member irrevocably appoints the Manager and each officer of the Manager as his attorney-in-fact on his behalf and in his stead to execute, swear to and file any amendment or revocation of the Articles and to execute, sign any Member's name to, swear to and file any writing, and to give any notice that may be required by any rule or law that may be appropriate to the effecting of any action by or on behalf of the Company or the Members that has been taken as provided in this Agreement, that may be necessary or appropriate to enable the Company to transact business in any other state, or that may be necessary or appropriate to correct any errors or omissions.  This power of attorney (i) is coupled with an interest and shall not be revoked by the act, death or incapacity of any Member, and (ii) shall survive an assignment by any Member of his interest (provided that where a Member's entire interest is assigned to a person becoming a substitute Member, this power shall survive solely to permit the Manager to effect the substitution).

(d) Any amendments to the Articles shall be filed by the Manager with the Secretary.  The Manager need not deliver a copy of any such document to each Member, but shall provide copies to a Member upon request.

(e) Subject to the other provisions of this Article VI, the Manager shall have the power to act for and to bind the Company to the full extent provided by Indiana law.

(f) No third party shall be required to independently confirm that any Manager's action on behalf of the Company is authorized, and such third party shall be entitled to assume the authority of any incumbent Manager purporting to act on behalf of the Company, and every contract, note, mortgage, lease, deed or other instrument executed by a Manager shall be conclusive evidence that, at the time of Execution, the Company was then in existence, this Agreement had not theretofore been terminated or amended in any manner not disclosed in the Articles, and the execution and delivery of such instrument was duly authorized by the Company.

(g) The Manager shall act as "tax matters partner" of the Company, as defined in Code Section 6231(a)(7).

6.3 Limitation on Power.  Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, the Manager's unilateral authority shall be circumscribed in the case of those matters listed in this Section 6.3.  Accordingly, the discretionary consent of the Majority Interest shall be required before the Manager may approve or implement:

(a) any merger of the Company,

(b) dissolution of the Company pursuant to Subsection 10.2(c),

(c) any act that would contravene the Articles, this Agreement or the Act,

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(d) the admission to the Company, pursuant to Section 13.1, of a person who is not the assignee or successor of a then-existing Member,

(e) the admission to the Company, pursuant to Section 12.2, of a person who is the assignee or successor of a then-existing Member (with the two relevant determinations of Majority Interest (i.e., Percentages and Capital) to be made by considering only the respective interests held by those Members who have not made the assignment to the candidate), provided that (i) the consent of the Majority Interest shall not be required, and such substitution shall be made at the request of the Trustee, if Subsection 12.2(b) is invoked, and (ii) the consent of the Majority Interest shall be determined by considering the respective interests held by all Members, including those who have made the assignment to the candidate, if Subsection 12.2(c) is invoked,

(f) the issuance of additional equity interests in, to raise further capital for, the Company,

(g) the continuation of the Company pursuant to Paragraph 10.2(d)(ii) (with the two relevant determinations of majority Interest (i.e., Percentages and Capital) to be made by considering only the respective interests held by those Members who are not themselves the subject of the withdrawal event),

(h) the appointment of a substitute Manager, in the event neither Barden nor BMI is able or willing to so serve,

(i) any payment by the Company to any Manager or any Affiliate of a Manager, unless:

(i) such payment is pursuant to a loan to the Company meeting the requirements of Section 4.3, 4.4 or 4.5 (in which case authorization by the Majority interest or any other person shall not be required),

(ii) such payment is otherwise specifically noted in the Debt Memorandum (in which case authorization by the Majority interest or any other person shall not be required),

(iii) such payment is a reimbursement described in Section 6.5 (in which case authorization by the Majority Interest or any other person shall not be required),

(iv) such payment (A) is disclosed to the Members, (B) is fair to the Company, (C) reflects terms substantially similar to those that would have been reached in an arms' length arrangement, and (D) is terminable upon 60 days notice by the Company (in which case authorization by the Majority interest or any other person shall not be required), or

(v) such payment is a management fee (and/or expense reimbursement) owing to the Manager in accordance with Section 6.5.

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(j) any other consideration by the Company to any Manager or any Affiliate of a Manager, unless:

(i) such consideration is the right of Barden to from time to time appoint itself and/or any one or more of its Affiliates as a perpetual royalty-free licensee of the phrase, and the trademarks associated with, "The Majestic Star Casino" (or any portion of such phrase or trademark) in connection with the designation or promotion of (I) gaming operators, (II) other entities, and/or (III) their respective facilities (in which case authorization by the Majority Interest or any other person shall not be required), or

(ii) such consideration is otherwise specifically noted in the Debt Memorandum (in which case authorization by the Majority Interest or any other person shall not be required), or

(k) the assignment of an interest in the Company, pursuant to Section 12.1.

6.4 Standard of Care.  The Manager shall discharge its management duties in good faith.  Nonetheless, no Manager shall be liable for monetary damages to the Company for any breach of any such management duties, except for (a) receipt of a financial benefit to which it is not entitled, (b) assenting to a distribution in violation of this Agreement or the Act, (c) the commission of a crime, or (d) material violations of this Agreement that are both knowing and willful.

6.5 Compensation.  The Member and/or its Affiliate shall be entitled to (a) reasonable compensation for their services to the Company in managing the affairs thereof, and (b), reimbursement for any reasonable out-of-pocket expenses incurred by them on the Company's behalf.  Neither the terms nor the amount of any such management fees shall be subject to the approval of the Majority in Interest or any other Members.

ARTICLE VII.

Meetings of Members

7.1 Voting.  Members shall be entitled to vote on any matter to the extent, and in the manner, provided for in Section 6.3 or Subsection 6.1(c).

7.2 Meetings.  Meetings of Members for the dissemination of information, or for the transaction of any proposal subsumed by Section 6.3 or Subsection 6.1(c), shall be held at such place, on such date and at such time as the Manager shall determine.  Such meetings may be called by the Manager, and shall be called by the Manager upon the written request of those Members holding one-fourth of all percentages held by all Members other than the Manager's Affiliates.  The Company shall deliver or mail written notice stating ,the date, time, place and purposes of any meeting to each Member.  Such notice shall be given not fewer than ten nor more than 60 days before the meeting, and shall permit participation at the meeting via teleconference hook-up.

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7.3 Consent.

(a) In the event a member is not an individual, any consent granted on behalf of a Member shall be taken, if at all, (i) by all trustees, if the Member is a trust, (ii) by all partners, if the Member is a co-partnership, (iii) by all general partners, if the Member is a limited partnership, (iv) by the president, if the Member is a corporation, (v) by all managers, if the Member is a manager-managed limited liability company, or (vi) by a majority in interest of the members, if the Member is a member-managed limited liability company.

(b) Any action required or permitted to be taken at an annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the Members having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote on the action were present and voted. Each consent shall bear the date and signature of each Member signing the consent.  Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who have not consented in writing to such action.

ARTICLE VIII.

Capital, Profits, Losses and Distributions

8.1 Capital Accounts.  A capital account shall be maintained for each Member, to which contributions, Profits and any items of income and gain under this Article VIII shall be credited and against which distributions and Losses and any items of deduction and loss under this Article VIII shall be charged.  Capital accounts shall be maintained in accordance with the accounting principles of Code Section 704 and the Regulations thereunder.

8.2 Profits and Losses.  Subject to Sections 8.4 through 8.14, Profits and Losses shall be determined as of the end of each Fiscal Year.

(a) Profits shall be allocated:

(i) first, to those Members having a negative balance in their respective capital accounts, in proportion to, and to extent of, such deficits,

(ii) next, to the Members in proportion to, and to the extent of, any Losses that were (A) previously allocated to them and (B) not addressed by any later allocation of Profits pursuant to this Paragraph 8.2(a)(ii), and

(iii) last, to the Members, in proportion to their respective Percentages.

(b) Losses shall be allocated to the members in proportion to their respective Percentages.

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8.3 Distributions.  At such times as the Manager may discretionarily determine, but subject to the rights of creditors (including creditors pursuant to Sections 4.3, 4.4 and/or 4.5), cash and/or property of the Company (net of Reserves) shall be distributed as recited in this Section 8.3.

(a) Such cash and/or property, other than distributions constituting Residual Proceeds, shall be distributed:

(i) first, in accordance with Subsection 8.3(c), and

(ii) last, in proportion to their respective Percentages.

(b) Distributions constituting Residual Proceeds shall be distributed in accordance with Subsection 11.2.

(c) As referenced in Subsection 8.3(a), in the case of distributions that do not constitute Residual Proceeds, such cash and/or property shall be distributed to the Members, in accordance with their respective Percentages, in an amount equal to 40% of the excess, if any, of (i) Profits for the immediately preceding calendar quarter over (ii) any then-existing net cumulative Losses through the immediately preceding quarter.  A tentative distribution under paragraph 8.3(a)(i) shall be paid within 15 days after each fiscal quarter in an amount equal to the figure described in the foregoing sentence, as estimated in writing by the Company's accountants.  A reconciliation of such tentative distribution shall be made within 45 days after the relevant fiscal quarter, by which time the definitive amount figure shall have been determined by the Company's accountants and by which time (A) each member shall forthwith repay to the Company the amount, if any, by which such Member's preliminary distribution was excessive, or (B) the Company shall forthwith pay each Member the amount, if any, by which such Member's preliminary distribution was inadequate.

8.4 Changes in Interest.  If an addition, withdrawal or substitution of, or any other change in the interest of, any Member occurs during the period covered by an allocation, then, subject to any agreement between the persons affected, Profits and Losses for the period shall be allocated among those interests consistent with code Section 706(d).  If Code Section 706(d) allows alternative methods of allocation, the manager shall determine, in its sole discretion, which alternative method to use in allocating Profits and Losses.

8.5 Depreciation Recapture.  In characterizing Profits for purposes of allocation, that portion, if any, constituting depreciation recapture shall be the first Profits so allocated and shall be allocated in the proportions that the depreciation giving rise to such recapture was allocated.

8.6 Section 754.  If an election under Code Section 754 is in effect with respect to the interest of any Member, the allocation of items of income, deduction, gain or loss shall be governed by the regulations thereunder, but such allocation shall not be reflected on the Company books.

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8.7 Imputed Interest.  If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1277 through 1288, then any item of income or expense attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged, as appropriate, to his capital account.

8.8 Contributed Assets.  Income, gain, loss or deduction with respect to any property contributed by a Member shall, solely for tax purposes, be allocated among the Members, to the extent required by Code Section 704(c), to take account of the variation between the basis of the assets to the Company and its fair market value when contributed.

8.9 Partial-Year Allocation.  In allocating Profits and Losses, the Members shall assume that one-twelfth of the Profit or Loss for a year was realized in each month thereof.

8.10 Installment Receipts.  Any interest received on an installment obligation received by the Company upon the sale of the Property shall be treated as Residual Proceeds and shall be distributed among the Members in the same proportions as the total Residual Proceeds are distributed.

8.11 Involuntary Conversion.  Notwithstanding any contrary provision of this Agreement, upon the compulsory or involuntary conversion of all or any part of the Property consistent with Code Section 1033(a), if and to the extent determined by the Manager in its sole discretion, the Company shall not distribute the net proceeds thereof to the Members, but instead shall reinvest the net proceeds in such a manner as to avoid recognition (for federal income tax purposes) of part or all of the gain on such conversion.

8.12 Other Allocations.  Notwithstanding the foregoing provisions of this Article VIII or any other provision of this Agreement, the following provisions shall apply:

(a) The Members intend that the Company be treated as a partnership for federal income tax purposes and, accordingly, the partnership tax provisions of the Code shall apply to the Company and its Members.  The Members further intend that each Member's distributive share of income, gain, loss, deduction or credit (or item thereof) be determined and allocated in accordance with this Article VIII to the fullest extent permitted by Code Section 704(b).  To preserve the determinations and allocations provided for in this Article VIII, the Manager is authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Article VIII to the extent that such an allocation in the manner otherwise provided for in this Article VIII would cause the determinations and allocations of each Member's distributive share of income, gain, loss, deduction or credit (or item thereof) to contravene code Section 704(b).  Any allocation made pursuant to this Section 8.12 shall be a complete substitute for any allocation otherwise provided for in this Article VIII, and no amendment of this Agreement or approval of any Member shall be required.

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(b) In making any allocation (the "new allocation") under this Section 8.12, the Manager may act only after having been advised by the Company's accountants that, under code Section 704(b), (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this Article VIII needed to assure that, either in the then-current year or in any preceding year, each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with this Article VIII to the fullest extent permitted by Code Section 704(b).

(c) If a net decrease an Company Minimum Gain occurs during a Fiscal Year so that an allocation is required by Regulation 1.704-2(f), each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) equal to his share of the net decrease in Company Minimum Gain as determined by Regulation 1.704-2(g)(2).  Such allocations shall be made in a manner and at a time that will satisfy Regulation 1.704-2(f), or the corresponding provisions of subsequently adopted Regulations, in order that the allocations provided for in this Article VIII will be recognized for federal income tax purposes.

(d) If a net decrease in the Member Nonrecourse Debt Minimum Gain occurs during any Fiscal Year, any Member who has a share of such Member Nonrecourse Debt Minimum Gain (as determined in the same manner as partner nonrecourse debt minimum gain under Regulation X.704-2(i)(5)) shall be specially allocated items of income or gain for such year (and, if necessary, subsequent Fiscal Years) equal to his share of the net decrease in the Member Nonrecourse Debt Minimum Gain in the manner and to the extent required by Regulation 1.704-2(i)(4).

(e) If a Member unexpectedly receives an adjustment, allocation, or distribution described in Regulation 1.704-1(b) (2) (ii-) (d) (4), (5) or (6), any of which causes or increases an Adjusted Deficit Capital Account Balance in such Member's capital account, he will be specially allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance created or increased by such adjustment, allocation, or distribution as quickly as possible.

(f) If a Member has an Adjusted Deficit Capital Account Balance at the end of a Fiscal Year, such Member shall be allocated items of income and gain in the amount of such Adjusted Deficit Capital Account Balance as quickly as possible to eliminate it.

(g) Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Percentages, and any Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation 1.704-2(i)(1).

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(h) if the Manager is required by Subsection 8.12(a), 8.12(c), 8.12(d), 8.12(e), 8.12(f), 8.12(q) or 8.12(h) to make any new allocation in a manner other than as provided for in this Article VIII without regard thereto, then the Manager shall, insofar as it is permitted to do so by Code Section 704(b), allocate income, gain, loss, deduction or credit (or item thereof) arising in the current Fiscal Year (or subsequent Fiscal Years, it necessary) in order to bring the proportions of income, gain, loss, deduction or credit (or item thereof) allocated to the Members as nearly as possible to the proportion otherwise contemplated by this Article VIII without regard thereto; provided that Nonrecourse Deductions shall not be taken into account except to the extent Company Minimum Gain is reduced, and Member Nonrecourse Deductions shall not be taken into account except to the extent Member.  Minimum Gain has been reduced and provided further that such Nonrecourse Deductions and Member Nonrecourse Deduction shall in no event be taken into account to the extent the Manager reasonably determines that such allocations will likely be offset by future allocations under Subsection 8.12(c) or 8.12(d).

(i) Allocations made by the Manager under this Section 8.12 in reliance on the advice of the Company's accountants are deemed made pursuant to the Manager's fiduciary obligation to the Company and the Members.

(j) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreased such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Regulations.

8.13 Special Definitions.  As used in Section 8.12, the following terms, where capitalized, shall have the meanings ascribed to them below in this Section 8.13.

"Adjusted Deficit Capital Account Balance" means, with respect to any Member, any deficit balance in such Member's capital account as of the end of the relevant Fiscal Year, (1) increased by any amounts such Member is obligated to restore under Regulation 1.704-1(b)(2)(ii)(c), plus such Member's share of Company Minimum Gain and such Member's share of Member Nonrecourse Debt Minimum Gain, and (2) decreased by the items described in Regulation 1,704-1(b)(2)(ii)(d)(4), (5) and (6).

"Nonrecourse Deductions" has the meaning set forth in Regulation 1.704-2(c).

"Member Nonrecourse Debt Minimum Gain" means the amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in accordance with Regulation 1,704-2(i)(3).

"Member Nonrecourse Debt" has the meaning set forth in Regulation 1.704-2(b)(4).

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"Member Nonrecourse Deductions" has the meaning set forth in Regulation 1.704-2(i)(2).

"Company Minimum Gain" means an amount determined in accordance with Regulation 1,704-2(d) by computing, with respect to each Company nonrecourse liability (as defined in Regulation 1.752-1(a)(2)), the amount of gain (of whatever character) realized by the Company if (in a taxable transaction) it disposed of property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

8.14 Excess Liabilities.  For purposes of calculating the Members' shares of excess nonrecourse liabilities (within the meaning of Regulation 1.752-3(a)(3)), the Members shall be deemed to share Profits in proportion to their respective Percentages.

ARTICLE IX.

Exculpation and Indemnification

9.1 Exculpation.  No Manager or Member, and no officer, director, employee or agent of the Company or of a Manager or Member, shall be liable for the acts or obligations of the Company, unless he shall have expressly assumed such liability.

9.2 Indemnification.  Except as otherwise provided in this Article IX, the Company shall indemnify any Manager, any Member, any employee, officer, manager, director or agent of a Manager or Member, and any employee, officer or agent of the Company, who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (other than an action by or in the right of the Company) by reason that such person is or was a manager, member, employee, director or agent of the Company or of a Manager or Member, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, but only if the person acted in good faith and in a manner that such person believed to be in the best interests of the Company, and, with respect to a criminal action or proceeding, if such person believed his conduct was not unlawful.  Any indemnification permitted under this Section 9.2 shall (unless ordered by a court) be made by the Company only as authorized in the specific case, in the absence of a judicial determination that the indemnification is improper under the circumstances because the person to indemnify has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement.  Notwithstanding the foregoing, no indemnification shall be provided to any person for or in connection with (i) the receipt of a financial benefit to which such person is not entitled, (ii) voting for or assenting to a distribution to Members in violation of this Agreement or the Act, or (iii) a knowing violation of law.

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ARTICLE X.

Term of Company

10.1 Commencement.  The term of the Company commenced upon the filing of the Articles with the Secretary.

10.2 Dissolution.  The Company shall be dissolved upon the occurrence of any of the following event's:

(a) December 31, 2043.

(b) The sale, redemption or other disposition of all or substantially all of the Property.

(c) The written consent of the Manager and all Members.

(d) The death, retirement, resignation, withdrawal, expulsion, bankruptcy, mental incapacity or dissolution of any Member; provided, however, that the Company existence shall not terminate if:

(i) the Company has two or more remaining Members, and

(ii) within 60 days after such event, the Manager, the Majority interest, and those Members holding in the aggregate over half of the Capital (all as determined without regard to the interest or holdings of the withdrawing Member) elect in writing to continue the Company.

(e) The death, retirement, resignation, withdrawal, expulsion, bankruptcy, mental incapacity ,or dissolution of the Manager; provided, however, that the Company existence shall not terminate if within 30 days after such event a new person assumes the role of Manager in accordance with Subsection 6.1(b).

(f) Upon entry of a decree of judicial dissolution pursuant to the Art.

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ARTICLE XI.

Winding-Up

11.1 Procedure.  Upon termination of the Company, the Manager shall conclude the affairs of the Company.  The assets of the Company may be liquidated or distributed in kind, as determined by the Manager.  To the extent Company assets cannot either be sold without undue loss or readily divided for distribution in kind to the Members, the Company may, as determined by the Manager, convey those assets to a trust or other suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Members at a future date.  The legal form of the holding entity, the identity of the trustee or other fiduciary, and the terms of its governing instrument shall be determined by the Manager.

11.2 Application of Assets.  Upon the winding-up of the Company, the assets of the Company shall first be applied to the payment of, or to a reserve for the payment of, Company liabilities (including such Provision for contingent or unforeseen liabilities as the Manager deems appropriate), and then shall be distributed to the Members.  In accordance with their respective capital accounts (after all such accounts shall have been adjusted for all allocations pursuant to Section 8.2 and for all distributions pursuant to Subsection 8.3(a)).  If Company assets are distributed in kind, the assets so distributed shall be valued at their then-current fair-market values and the unrealized appreciation or depreciation in value of such assets shall be allocated to the Members' respective capital accounts in the manner described in Article VIII as if such assets had been sold, and such assets shall then be distributed to the Members in accordance with their respective positive capital accounts as so adjusted.

ARTICLE XII.

Assignability of Interests

12.1 Permitted Assignments.

(a) Subject to all further applicable restrictions recited in Section 12.3, a Member may assign (and/or pledge) his interest in the Company, in whole or in part with, and only with, the discretionary consent of the Manager and Majority Interest.

(b) No assignment (and no execution of any pledge) under this Section 12.11 shall of itself substitute the assignee (or pledgee) as a Member, and such assignment (and such execution of any pledge made) shall entitle the assignee (or pledgee) to none of the rights of a Member, whether under this Agreement or under the Act, other than the right to receive (to the extent assigned) the Distributions to which the assigning (or pledging) Member would otherwise be entitled.

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12.2 Admission of Assignees.

(a) Subject only to Subsections 12.2(b) and, 12.2(c), an assignee shall not be admitted as a Member, unless the assignee shall have received the discretionary consent of the Manager and Majority interest, with both the determination of Majority Interest to be made without regard to the interest or holdings of the assigning Member.  As a condition of its consent, the Manager may require a substitute Member to pay the legal and other costs incurred by the Company in effecting his admission.  If admitted, the substitute Member shall have, to the extent assigned, all of the rights and powers, and shall be subject to all the restrictions and liabilities, of a Member. In addition, the assignee shall provide the Company with the information and agreements that the Manager deems necessary in connection with the assignment, including written acknowledgement binding the assignee to this Agreement as a Member thereof.

(b) No Manager or Member shall be called upon to approve the admission of the Trustee as a Member, and such admission shall be implemented without further action, if the Trustee (i) has executed (and delivered to the Manager) a memorandum binding itself to this Agreement as a Member thereof, and (ii) has provided the Manager with written confirmation that (A) the Trustee has been pledged Barden's equity interest in the Company, (B) the Trustee has duly succeeded to such interest pursuant to the terms governing such pledge, (C) any cure period afforded Barden has expired, and (D) the Trustee wishes to become a Member in the stead of Barden.

(c) In the case of the proposed admission of any assignee of Barden as a Member, the procedures described in Subsection 12.2(a) shall, with the following exception, be implemented.  All Members shall be entitled to vote on the proposed admission, and, consequently, the consent of the Majority Interest shall be determined with regard to the interests and holdings of all Members, including those of the assigning Member.

12.3 General Restrictions.  In addition to the foregoing transfer restrictions, no Member shall sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate or otherwise dispose of any interest in the Company (a) without the prior discretionary consent of all the Members, if the assignment would terminate the Company within the meaning of Code Section 708(b), and (b) without an opinion of counsel in form and substance satisfactory to the Company that registration is not required under the Securities Act of 1933 and applicable state law (unless this requirement (b) is waived by the Manager).  In no event shall any Member assign his interest in the Company if such assignment would (i) violate any applicable state or federal securities law, (ii) result in any direct or indirect interest in the Company being held, on or before December 31, 1996, by a person that is not a resident of Indiana for purposes of SEC Rule 147, (iii) violate the Articles, or (iv) run afoul of any requirement (or fail to meet with any necessary approval) of the Indiana Gaming Commission or of any statute granting the Commission its jurisdiction.  The members acknowledge that their interests in the Company have not been registered under the securities laws of any jurisdiction and agree that such interests will riot be transferred without appropriate registration or an exemption therefrom.

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12.4 Regulatory Restrictions.  In addition to the foregoing transfer restrictions, and notwithstanding any provision of this Agreement to the contrary, no interest in the Company shall be sold, assigned, donated or otherwise transferred (whether or not such conveyance results in a substitution or admission of a Member), unless such transfer is in compliance with the rules of the Commission, including any successor proposed or final rules.

ARTICLE XIII.

Admission and Withdrawal

13.1 Admissions.  Other than as provided in Section 12.2 with respect to the successors and assigns of then-existing Members, additional Members may be admitted to the Company with the discretionary approval of the Manager and Majority Interest.  Such approval shall be solicited pursuant to a written proposal that:

(a) shall have been agreed to by (i) the Manager and (ii) the candidate (unless the proposal calls for the issuance of additional equity interests pursuant to an Equity Offering made to undesignated offerees),

(b) shall specify the terms of the proposed admission, including (i) the candidate's identity, date of admission, Percentage and commitment to make Contributions, or (ii) the terms of the Equity Offering,

(c) shall specify that all then-existing percentages shall be diluted ratably to the aggregate extent of the candidate's (or offerees') Percentage (provided that a particular Member's Percentage may be disproportionately diluted, but only if, and only to the extent, such Member specifically agrees to such disproportionate dilution), and

(d) shall comport with Section 12.4.

13.2 Withdrawals.

(a) No Member may voluntarily resign from the Company without the discretionary consent of the Manager, which, if given, shall specify the terms of such withdrawal.

(b) A Member voluntarily resigning from the Company without the discretionary consent of the Manager shall be liable to the Company for any damages attendant thereto in accordance with Section 23-18-6-6 of the Act.

(c) A Member resigning or otherwise withdrawing from the Company shall, in the discretion of the Manager and subject to any applicable restrictions on distribution recited in the Act, receive, net of any damages pursuant to Subsection 13.2(b), either (i) the ongoing Distributions to which he would otherwise be entitled were he still a Member, or (ii) within 12 months after withdrawal, the fair value of his interest in the Company as of the date of withdrawal.

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(d) At the written election of the Manager,

(i) the Company shall redeem the interest in the Company held by any other Member whose affiliation with the Company shall, to a material degree, delay, jeopardize the issuance of, result in added restrictions on, or impair the good standing of any License or other necessary authorization issued (or to be issued) to the Company, so long as (A) the redemption price is equal to the affected Investor's capital account, (B) such payment is made in cash within 12 months thereafter, and (C) written advice has been received from the relevant Regulatory Authority referencing the affected Member and the jeopardy generated by his affiliation, and

(ii) the Company shall, in lieu of any action for damages, redeem the interest in the Company held by any other Member who shall have breached any covenant set forth in Section 15.1, or with respect to whom any representation set forth in Section 15.2 is or has become materially false, so long as (A) such breach or misrepresentation remains uncured for 30 days after the date of the election, (B) the redemption price is equal to the affected investor's capital account, minus the amount of damages suffered by the Company as a result of such breach or misrepresentation, and (C) such payment is made in one-half in cash within 12 months thereafter, with the balance payable without interest in five equal annual installments coming due on the anniversary of the first payment.

(e) Upon the withdrawal of a Member (and the retirement of such Member's interest in the Company) pursuant to this Section 13.2 or pursuant to any other action in which no person (other than the Company itself) succeeds to the withdrawing Member's interest, the Percentages of the remaining Members shall increase ratably to the aggregate extent of the withdrawn Member's Percentage.

(f) A Manager may voluntarily resign as Manager upon 60 days notice to the Members.

ARTICLE XIV.

Amendment

14.1 Generally.  Subject to Section 14.2, this Agreement may be amended only with the discretionary written consent of (a) the Manager, (b) a three-fourths interest of the Members, as determined with respect to Percentages, and (c) a three-fourths interest of the Members, as determined with respect to capital-account balances.

14.2 Exception.  Notwithstanding Section 14.1,

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(a) this Agreement may be amended to the extent, if any, contemplated by Section 8.12, according to the terms and conditions recited in Section 8.12, and

(b) Schedule A may be amended by the Manager alone to reflect any action taken from time to time in accordance with Article XIII, Section 4.1 or Section 12.2.

ARTICLE XV.

Covenants And Representations

15.1 Covenants.  Each Member, on behalf of itself and each of its permitted successors and assigns, covenants and agrees as follows:

(a) It will provide (and, if applicable, cause its Affiliates to provide) to the Company, and if required, timely file or cause its Affiliates to, file with the Commission or any other Regulatory Authority any and all documents and all information required in connection with all necessary Authorizations and in connection with any proceeding or investigation with respect to the Member's (or any of its Affiliates') character, reputation, experience, or financial integrity.

(b) Upon reasonable request, it will, promptly and timely, cooperate, and cause all of its Affiliates to cooperate, with the other Members, the Commission or such other Regulatory Authority in the procurement of all necessary Authorizations and in any determination of the character, reputation, experience or financial integrity of the Member or any Affiliate of the Member.

(c) It will proceed, in good faith and with due diligence, and will use its best efforts to demonstrate to the Commission or other Regulatory Authority its and, if applicable, its Affiliates' good character, reputation, experience and financial integrity.

(d) It will proceed in good faith to further the goals of development and operation of the Gary Facility and to perform its obligations in connection therewith.

15.2 Representations.  Each Member represents and warrants to the Company and to each other Member that:

(a) Neither it nor, to the best of its knowledge, any of its Affiliates has ever:

(i) been convicted of a felony under Indiana law, the laws of any other state, or the laws of the United States,

(ii) knowingly or intentionally submitted an application for a gaming license that contained false information, or

(iii) had a license to own, manage or operate gambling facilities in another jurisdiction revoked, denied or suspended.

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(b) It has no reason to believe that it or any of its Affiliates would not be found, by the Commission or other Regulatory Authority, to be of good character, reputation, experience and financial integrity.

(c) It is acquiring its interest in the Company for its own account as an investment and without an intent to distribute such interest, and it acknowledges that the interests in the Company have not been registered or qualified under the Securities Act of 1933 or any state securities law, and may not be resold or transferred by the Member without appropriate registration and qualification or an exemption therefrom.

15.3 Survival.  The covenants contained and the representations made in this Article XV shall survive the execution of this Agreement indefinitely.

ARTICLE XVI.

Miscellaneous Provisions

16.1 Records.  The Manager shall keep true and complete books of account and records of all Company transactions.  The books of account and records shall be kept at the principal office of the Company.  The Company shall maintain at such office (i) a list of names and addresses of all Members, (ii) a copy of the Articles together with executed copies of all powers of attorney pursuant to which the Articles have been executed, (iii) copies of the Company's federal, state and local income tax returns and reports for the three most recent years, (iv) copies of the Company's current Agreement, and (v) copies of the financial statements of the Company for the three most recent years.  Such Company records shall be available to any Member or his designated representative during ordinary business hours, at his reasonable request and expense.

16.2 Reports.  The Manager shall use its best efforts to furnish, or cause to be furnished, to Members (a) annually, an income statement for the prior year and a balance sheet as of the year ended, and (b) by March 15 of each year, Schedule K-1.

16.3 Accounts and Investment.  All funds of the Company shall be deposited in its name in such checking accounts, savings accounts, time deposits or certificates of deposit shall be invested in such other manner as shall be designated by the Manager from time to time. Withdrawals shall be made upon such signature or signatures as the Manager may designate.

16.4 Accounting Decisions.  All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Manager in accordance with generally accepted accounting principles consistently applied.  Such decisions shall be acceptable to the accountants retained by the Company, and the Manager may rely upon the advice of the accountants as to whether such decisions are in accordance with generally accepted accounting principles.

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16.5 Tax Election.  The Company shall, to the extent permitted by applicable law and upon obtaining any necessary approval of the Commissioner of Internal Revenue, make all tax elections in such manner as the Manager determines to be most favorable to the Members.  The Manager may rely upon accountants hired by the Company as to the availability and effect of all such elections.

16.6 Investment Representation.  The Members represent to each other and to the Company that they are acquiring their respective interests in the Company for their own accounts, and without a view to selling or pledging them.

16.7 Composition.  This Agreement constitutes the entire Agreement among the parties and may be modified only as provided herein, but is in addition to the subscription agreement and any other contract between a party and the Company.  No representation or agreement has been made by (or on behalf of) any party hereto, and no party relies upon any statement or covenant not recited herein.  This Agreement supersedes any and all other agreements, whether oral or written, by ands among the Members.

16.8 Notice.  Any notice, writing or other matter, and any distribution, to be delivered hereunder shall be conveyed to the party at the address reflected in this Agreement and shall be deemed given when deposited in the United States mail with postage prepaid for when delivered in person or by courier; provided that a person may change his address by written notice to the Company.

16.9 Member Consent.  Various provisions of this Agreement require or permit the approval or disapproval, written or otherwise, of the Members or some specified proportion thereof.  In any such case, the Manager may give all Members written notice of the proposed action or agreement and state in the notice that any Member who does not indicate his disapproval by written notice to the Company within a specified period of time (not less than 15 days after mailing of the notice) shall be deemed to have given his consent to the action, or to have made the agreement, referred to in the notice.

16.10 Further Execution.  Upon request of the Manager from time to time, the Members shall execute and swear to or acknowledge any amended Articles and other writing that may be required by any law or that may be appropriate to effecting any action by or on behalf of the Company or the Members taken in accordance with this Agreement.

16.11 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns.  No provision of this Agreement (other than Subsection 12.2(b), in favor of the Trustee, during the term of the Notes) shall be construed as for the benefit of or as enforceable by any creditor of the Company or of the Members, or any other person not a party to it's Agreement.

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16.12 Application.  The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.  The headings to the various provisions of this Agreement are for reference purposes only, and shall not bear on the interpretation of this Agreement.  The validity and interpretation of, and the sufficiency of performance under, this Agreement shall be governed by Indiana law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BARDEN DEVELOPMENT, INC.

By:           /s/ Don H. Barden
Don H. Barden, President

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SCHEDULE A
Identities And Interests Of The Members

Name and Address	Admission Date	Contribution	Percentage
Barden Development, Inc. One Buffington Harbor Drive Gary, Indiana 46406	12/08/93	$19,545,365	100%